UNIT PURCHASE AGREEMENT

AMONG

PRESTIGE BRANDS HOLDINGS, INC.

AND

DENTAL CONCEPTS, LLC,

RICHARD GACCIONE,

COMBINED CONSULTANTS DBPT GORDON WADE,

DOUGLAS A.P. HAMILTON, ISLANDIA L.P., GEORGE O’NEILL,

ABBY O’NEILL, MICHAEL PORTER, MARC COLE AND MICHAEL LESSER

DATED NOVEMBER 9, 2005

1. DEFINITIONS

2. SALE AND TRANSFER OF SECURITIES; CLOSING

2.1 Securities

2.2 Purchase Price

2.3 Closing

2.4 Closing Deliveries

2.5 Allocation

2.6 Gross-Up

2.7 Estimates; Adjustments

2.8 Closing Balance Sheet

2.9 Sellers’ Agent

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Organization and Good Standing

3.2 Authority; No Conflict

3.3 Capitalization

3.4 Financial Statements

3.5 Books and Records

3.6 Title to Properties; Encumbrances

3.7 Adequacy of Reserve for Returns

3.8 Condition and Sufficiency of Assets

3.9 Accounts Receivable and Payable

3.10 [Delete.]

3.11 Inventory

3.12 No Undisclosed Liabilities

3.13 Taxes

3.14 No Material Adverse Effect

3.15 Employee Benefits

3.16 Compliance With Legal Requirements; Governmental Authorizations

3.17 Legal Proceedings; Orders

3.18 Absence of Certain Changes and Events

3.19 Contracts; No Defaults

3.20 Insurance

3.21 Environmental Matters

3.22 Employees

3.23 Labor Relations

3.24 Intellectual Property

3.25 Certain Payments

3.26 Relationships With Related Persons

3.27 Payout Arrangements

3.28 Brokers or Finders

4. REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Organization and Good Standing

4.2 Authority; No Conflict

4.3 Investment Intent

4.4 Certain Proceedings

4.5 Brokers or Finders

4.6 Breach by Sellers of the Company

5. INDEMNIFICATION; REMEDIES; ESCROWED FUNDS

5.1 Obligation to Indemnify

5.2 Notice of Asserted Liability

5.3 Opportunity to Defend

5.4 Traditional Escrowed Funds

5.5 Regulatory Escrowed Funds

5.6 Damages Net of Insurance, Etc

5.7 Collateral Sources

5.8 Limitation of Remedies

6. ADDITIONAL AGREEMENTS

6.1 Continuation of Insurance

6.2 Access to Records

7. TAX COVENANTS

7.1 SELLERS’ LIABILITY

7.2 Buyer’s Liability

7.3 Apportionment of Income Taxes

7.4 Preparation of Tax Returns

7.5 Other Covenants

7.6 Contests

7.7 Cooperation

7.8 Payroll Tax

7.9 Termination of Tax Sharing Agreements

8. GENERAL PROVISIONS

8.1 No Reliance on Other Information

8.2 Expenses

8.3 Survival

8.4 Public Announcements

8.5 Notices

8.6 Jurisdiction; Service of Process

8.7 Further Assurances

8.8 Waiver

8.9 Entire Agreement and Modification

8.10 Disclosure Letter

8.11 Assignments, Successors and Third-Party Rights

8.12 Severability

8.13 Section Headings, Construction

8.14 Time of Essence

8.15 Governing Law

8.16 Counterparts

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is made as of November 9, 2005, by and between Prestige Brands Holdings, Inc., a Delaware corporation (“Buyer”), and each of Dental Concepts, LLC, a Delaware limited liability company (the “Company”), Richard Gaccione, Combined Consultants DBPT Gordon Wade, Douglas A.P. Hamilton, Islandia L.P., George O’Neill, Abby O’Neill, Michael Porter, Marc Cole and Michael Lesser (collectively, “Sellers”).

RECITALS

Sellers are all of the members of the Company. Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding membership interests (the “Securities”) of the Company from the Sellers for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.  DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

Accounts Payable - as defined in Section 3.9.

Accounts Receivable - as defined in Section 3.9.

Actual Cash - the amount of Cash of the Company as of November 8, 2005 reflected on the Closing Balance Sheet, as finally agreed to by the parties or determined by the Independent Auditor under Section 2.8.

Actual Indebtedness - the amount of Indebtedness of the Company as of November 8, 2005 reflected on the Closing Balance Sheet, as finally agreed to by the parties or determined by the Independent Auditor under Section 2.8.

Actual Net Working Capital - the amount of Net Working Capital of the Company as of November 8, 2005 as reflected on the Closing Balance Sheet, as finally agreed to by the parties or determined by the Independent Auditor under Section 2.8.

Additional Gross-Up Amount - as defined in Section 2.7(e).

Additional Payments - as defined in Section 3.27.

Affiliate - with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

Alternate Procedure - as defined in Section 7.8.

Applicable Contract - any Contract to which the Company is a party.

Asserted Liability - as defined in Section 5.2.

Bank - Atlantic Bank of New York.

Basket - as defined in Section 5.1(a).

Benefit Plan - any plan, agreement, arrangement or commitment (whether provided by insurance, self-insurance or otherwise) with respect to which the Company has, had, or could reasonably be expected to have, any liability, that is an employment, consulting or deferred compensation agreement; or an executive compensation, incentive, bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, or severance pay plan; or a life, health, post-retirement benefit, disability or accident plan; or a holiday, vacation, leave of absence, Christmas or other bonus practice; or expense reimbursement, automobile or other transportation allowance; or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any “employee benefit plan,” as defined in section 3(3) of ERISA.

Breach - a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement, or any instrument delivered pursuant to this Agreement, will be deemed to have occurred if there is any inaccuracy in or breach of, or any failure to perform or comply with, in any respect, such representation, warranty, covenant, obligation or other provision.

Buyer - as defined in the first paragraph of this Agreement.

Buyer Indemnified Parties - as defined in Section 5.1(a).

Cash - means all cash and cash related equivalents of the Company.

Claims Notice - as defined in Section 5.2.

Ceiling - as defined in Section 5.1(a).

Closing - as defined in Section 2.3.

Closing Balance Sheet - as defined in Section 2.8(a).

Closing Date - the date and time as of which the Closing actually takes place.

Collateral Source - as defined in Section 5.6.

Company - as defined in the Recitals of this Agreement.

Competing Business - as defined in Section 3.26(b).

Consent - any approval, consent, ratification, waiver, or other authorization from any Person other than a Governmental Body.

Contemplated Transactions - all of the transactions contemplated by this Agreement, including:

(a)  the sale of the Securities by Sellers to Buyer;

(b)  the execution and delivery of the Transaction Documents; and

(c)  the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement.

Contract - any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

Damages - as defined in Section 5.1(a).

Designated Current Assets - the following current assets reflected on the Company’s financial statements: “net accounts receivables,” “inventory,” and “other current assets.”

Designated Current Liabilities - the following current liabilities reflected on the Company’s financial statements: “accounts payable trade,” “accrued expenses,” “notes payable premium financing,” and “other current liabilities.”

Disclosure Letter - the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

Employee Pension Benefit Plan - as defined in Section 3.15(a).

Employee Welfare Benefit Plan - as defined in Section 3.15(a).

Encumbrance - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind.

Environment - soil, land surface or subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwaters, ambient air (including indoor air) and plant and animal life.

Environmental, Health, And Safety Liabilities - any cost, damages, expense, liability or legal obligation arising from or under Environmental Law or Occupational Safety and Health Law and consisting of:

(a)  fines, penalties, judgments, awards, settlements, orders, legal or administrative proceedings, notices, requests for information, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(b)  responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (“Cleanup”), to the extent such Cleanup has been required or requested, or such responsibility has been noticed, by any Governmental Body or third party, and for any natural resource damages;

(c)  any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law; or

(d)  the presence of contamination on, under or above, or that has migrated onto any property adjacent to, any property currently or formerly owned by Sellers or the Company for which Cleanup is required.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

Environmental Law - any applicable Legal Requirement that relates to (i) pollution, contamination, Cleanup or protection of the Environment; (ii) the manufacture, process, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or (iii) any release, discharge, disposal or threatened release of Hazardous Materials.

ERISA - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations issued pursuant to that Act or any successor law.

Estimated Cash - as defined in Section 2.7 and attached as Exhibit 1-1.

Estimated Indebtedness - as defined in Section 2.7 and attached as Exhibit 1-1.

Estimated Net Working Capital - as defined in Section 2.7 and attached as Exhibit 1-1.

Facilities - any real property leaseholds, or other real property interests currently or formerly owned or operated by the Company and any buildings, plants or structures currently or formerly owned or operated by the Company.

FDA - The U.S. Food and Drug Administration, or any successor agency within the Department of Health and Human Services or independent thereof.

Financial Statements - as defined in Section 3.4.

Fixed Asset List - as defined in Section 3.6(b).

GAAP - generally accepted United States accounting principles applied on a basis consistent with the Company’s past practices.

Governmental Authorization - any approval, consent, license, permit, registration, waiver, or other authorization issued, granted, given, or otherwise required by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body - any:

(e)  federal, state, local, municipal, foreign, or other government; or

(f)  governmental authority of any nature (including any governmental agency, branch, department, or entity and any court or other tribunal).

Gross-Up Amount - as defined in Section 2.6.

Hazardous Activity - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under or from the Facilities.

Hazardous Materials - any hazardous or toxic waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, which is regulated by any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

Historical Statements - as defined in Section 3.4.

Income Tax - (i) federal, state, local or foreign income taxes or other taxes measured by income, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Income Taxes described in clause (i) above.

Income Tax Return - any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Indebtedness - all indebtedness for borrowed money of the Company and any indebtedness for borrowed money guaranteed by the Company.

Indemnitee - as defined in Section 5.2.

Indemnitor - as defined in Section 5.2.

Independent Accountants - as defined in Section 3.4.

Independent Auditors - as defined in Section 2.8.

Insurance Source - as defined in Section 5.6.

Intellectual Property Assets - as defined in Section 3.24.

Interim Balance Sheet - as defined in Section 3.4.

Interim Balance Sheet Date - as defined in Section 3.7.

Interim Statements - as defined in Section 3.4.

IRC - the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

IRS - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

Knowledge - Sellers will be deemed to have “Knowledge” of a particular fact or other matter if any of the Persons listed on Exhibit 1-2 is actually aware (as opposed to any imputed knowledge) of such fact or other matter. Buyer will be deemed to have “Knowledge” of a particular fact or matter if any of the Persons listed on Exhibit 1-3 is actually aware (as opposed to any imputed knowledge) of such fact or matter:

Legal Requirement - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty.

LLC Agreement - the Amended and Restated Limited Liability Company Agreement of Dental Concepts LLC, dated March 15, 2002, by and between the parties thereto.

Marks - as defined in Section 3.24(a).

Material Adverse Effect - any material adverse change in the business, operations, properties, assets, or condition of the Company, taken as a whole, other than (a) general economic conditions, (b) the announcement or consummation of the Contemplated Transactions, (c) the commencement of a proceeding in bankruptcy with respect to a Material Customer, (d)

any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period, (e) national or international political or social conditions, (f) war, outbreak of hostilities or terrorist attacks, (g) conditions affecting the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (h) changes in any laws, rules or regulations of general application, and (i) any action taken by a party hereto in accordance with this Agreement.

Material Applicable Contract - any Applicable Contract listed or required to be listed on Schedule 3.19(a) of the Disclosure Letter, including any Applicable Contract which would have been required to be listed on Schedule 3.19(a) of the Disclosure Letter but for the fact that it is listed on another Schedule of the Disclosure Letter.

Material Customer - the customers of Company listed on Schedule 3.19(a)(i) of the Disclosure Letter.

Multiemployer Plan - as defined in Section 3.15(a).

Net Working Capital - means an amount equal to the Designated Current Assets minus the Designated Current Liabilities.

Non-Trade Accounts Payable - as defined in Section 3.9(c).

Occupational Safety and Health Law - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

Order - any injunction, judgment, order, or ruling entered, issued, made, or rendered by any Governmental Body or by any arbitrator against the Company that has a prospective effect.

Organizational Documents - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and the operating agreement or like agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

Patents - as defined in Section 3.24(a).

Pay Out Arrangements - the severance obligations set forth in Schedule 3.27 of the Disclosure Letter.

Person - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

Post-Closing Tax Period(s) - any taxable periods beginning after the Closing Date.

Pre-Closing Tax Period(s) - any taxable period ending on or before the Closing Date.

Previous Owners - the Persons who owned the NightGuard™ device prior to its purchase by the Company.

Predecessor - as defined in Section 7.8.

Product Liability Claim - any third party claim for property damages or personal injury based on “strict liability” theory which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made or alleged to have been made or which is imposed or asserted to be imposed by operation of law excluding any standard product warranty claims.

Proceeding - any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

Products - the therapeutic and non-therapeutic oral care products marketed and distributed by the Company and sold in retail outlets throughout the United States of America and Canada in the ordinary course of business, consistent with past practice.

Prohibited Transaction - as defined in Section 3.15(h).

Purchase Price - as defined in Section 2.2.

Regulatory Escrow Agreement - as defined in Section 2.4.

Regulatory Escrow Amount - as defined in Section 2.3.

Regulatory Escrowed Funds - as defined in Section 5.5.

Related Person - with respect to a particular individual:

(g)  each other member of such individual’s Family;

(h)  any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(i)  any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(j)  any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(k)  any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(l)  any Person that holds a Material Interest in such specified Person;

(m)  each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); and

(n)  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse or domestic partner, and (iii) any other natural person who is a parent or child of the individual or the individual’s spouse that shares the same residence, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person excluding any such ownership arising indirectly through ownership of mutual funds and similar investment vehicles.

Release - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment.

Representative - with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

Restricted Securities - as defined in Section 4.3.

Royalty Payments - the amounts owed to the Previous Owners for the right to market and sell the NightGuard™ device pursuant to the Contingent Purchase Price provision under section 3 of that certain Asset Purchase Agreement, dated October 10, 1998, between Dental Concepts, Inc., Eugene Wagner, Peter Strauss (collectively “Shareholders”) and Lesser & Roffe Associates, LLC.

Securities - as defined in the Recitals of this Agreement.

Securities Act - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

Securities Ownership Percentage - as defined in Section 2.9(c).

Sellers - as defined in the first paragraph of this Agreement.

Sellers’ Agent - as defined in Section 2.8(a).

Sellers’ Agent Reserve Fund - as defined in Section 2.10(g).

Sellers’ Indemnified Parties - as defined in Section 5.1(b).

Sellers’ Parties - as defined in Section 3.13.

Sellers’ Straddle Period Allocation - as defined in Section 7.4(b).

Straddle Period(s) - all taxable periods or portions thereof beginning before and ending after the Closing Date.

Subsidiary - with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

Successor Employer - as defined in Section 7.8.

Survival Period - as defined in Section 8.3.

Taxes - (a) any and all Income Taxes and all other taxes, including, without limitation, income, gross receipts, excise, tariff, value-added, net worth, duties, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, (regardless of whether they are computed on a separate, consolidated, unitary, combined or any other basis) together with all interest, penalties, deficiencies and additions imposed with respect to such amounts, (b) any liability for the payment of any amount described in section (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (c) any obligations under any agreements or arrangements with any other Person with respect to amounts described in sections (a) and (b) of this definition (including any liability for such amounts of a predecessor entity).

Tax Return - any return (including any information return), report, declaration, document, filing, statement, schedule, notice, form, or other document or information (whether consolidated, combined or otherwise) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

Third Party Source - as defined in Section 5.6.

Threat Of Release - a substantial likelihood of a Release that may require action under Environmental Law in order to prevent or mitigate damage to the Environment that may result from such Release.

Threatened - a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made or any written notice has been given that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

Trade Secrets - as defined in Section 3.24(a).

Traditional Escrow Agreement - as defined in Section 2.4.

Traditional Escrow Amount - as defined in Section 2.3.

Traditional Escrowed Funds - as defined in Section 5.4.

Transaction Documents - the agreements, documents and instruments identified in Section 2.4.

2.  SALE AND TRANSFER OF SECURITIES; CLOSING

2.1  Securities. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Securities to Buyer, and Buyer will purchase the Securities from Sellers.

2.2  Purchase Price. Subject to adjustment as set forth in this Article 2, the aggregate purchase price for the Securities shall be an amount equal to (i) $30,188,000, minus (ii) Estimated Indebtedness (as defined below), plus (iii) the Gross-Up Amount (as defined below), minus (iv) the amount of the Sellers’ Agent Reserve Fund. The result of the calculation in the preceding sentence shall be increased by the amount, if any, by which the Estimated Cash exceeds $200,000 or decreased by the amount, if any, by which $200,000 exceeds the Estimated Cash (such purchase price, as so increased or decreased, the “Estimated Purchase Price”).

2.3  Closing. The parties intend that the purchase and sale provided for in this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112, on the date hereof. Accordingly, except as otherwise provided herein, all references herein to the Closing shall mean and include the closing of the Contemplated Transactions on the date hereof. The Closing shall be effective as of the open of business on the Closing Date.

2.4  Closing Deliveries. At the Closing:

(a)  Sellers will deliver to Buyer instruments of transfer, duly signed by Sellers, conveying the Securities to Buyer; and

(b)  Sellers will deliver to Buyer a consent from the landlord for a change of control pursuant to the lease agreement between Mack-Cali Realty, L.P. and Dental Concepts LLC dated December 6, 1999, as amended.

(c)  Buyer shall (i) deliver to Bank of New York, as escrow agent (the “Escrow Agent”), $1,500,000 of the Estimated Purchase Price (the “Traditional Escrow Amount”) pursuant to the Traditional Escrow Agreement, dated as of the date hereof (the “Traditional Escrow Agreement”), between Buyer and the Sellers’ Agent, (ii) deliver to Escrow Agent $1,500,000 of the Estimated Purchase Price (the “Regulatory Escrow Amount”) pursuant to the Regulatory Escrow Agreement, dated as of the date hereof (the “Regulatory Escrow Agreement”), between Buyer and the Sellers’ Agent, (iii) deliver $50,000 to the Seller’s Agent in respect of the Sellers’ Agent Reserve Fund as contemplated by Section 2.10(g), and (iv) pay the remaining portion of the Estimated Purchase Price to Sellers by wire transfer of immediately available funds payable to a single account as designated by the Sellers’ Agent. In addition, Buyer will deliver to the Bank an amount equal to the Estimated Indebtedness (as defined below) as payment in full of all amounts owed thereunder. Delivery of all the amounts referred to above shall be in cash by wire transfer of immediately available funds to the single account designated by the Sellers’ Agent (or, in the case of the Traditional Escrow Amount or the Regulatory Escrow Amount, the escrow agent, and, in the case of the payment for Estimated Indebtedness, to the account designated by the Bank).

2.5  Allocation. Buyer and Sellers acknowledge that the purchase and sale of the Securities hereunder shall be treated, in accordance with Rev. Rul. 99-6, as a purchase of assets by Buyer and as a sale of partnership interests by Sellers for federal income Tax purposes. Buyer and Sellers agree that the Estimated Purchase Price shall be allocated for purposes of Buyer’s deemed purchase of assets among the assets of the Company in accordance with an allocation which the parties shall cooperate in good faith to prepare following the Closing. If the parties cannot agree on the allocation with in ninety (90) days of the Closing, any disputes will be submitted to the Independent Auditor, who shall conclusively resolve such disputes in accordance with Section 1060 of the Code within thirty (30) days thereof. Each of the parties hereto agrees to report the transactions described herein consistently with such allocation for all Tax purposes. Each of the parties shall utilize such allocations for all Tax reporting purposes and shall defend any examination or audit relating thereto in a manner consistent with such allocation. Each party shall update such allocation to reflect any Post-Closing adjustments to the Estimated Purchase Price.

2.6  Gross-Up.  Buyer agrees that at the Closing, it will pay to Sellers $100,000 (the "Gross-Up Amount") with the intent of causing the net proceeds received by Sellers (including the Gross-Up Amount, after payment of all applicable Taxes, assuming for these purposes that Sellers have no items of income or deduction other than the Estimated Purchase Price, as adjusted pursuant to this Article 2, but taking into account all recapture of “unrealized receivables” as defined in Section 751 of the Code, and all similar items, as actually incurred), to equal an amount that the Sellers would have received after the payment of all applicable Taxes if such Taxes had only been payable at capital gains rates.

2.7  Estimates; Adjustments.

(a)  The Company has estimated Net Working Capital (“Estimated Net Working Capital”), Cash (“Estimated Cash”) and Indebtedness (“Estimated Indebtedness”) as of November 8, 2005 and delivered to Buyer a statement attached as Exhibit 1-1.

(b)  If Actual Net Working Capital, as finally determined pursuant to Section 2.8(b), is less than the Estimated Net Working Capital, then the Estimated Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall, and Sellers shall pay Buyer the amount of such reduction. If Actual Net Working Capital, as finally determined pursuant to Section 2.8(b), is greater than the Estimated Net Working Capital, then the Estimated Purchase Price shall be increased dollar-for-dollar by the amount of such excess, and Buyer shall pay Sellers the amount of such increase.

(c)  If Actual Cash, as finally determined pursuant to Section 2.8(b), is less than Estimated Cash, then the Estimated Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall, and Sellers shall pay Buyer the amount of such reduction. If Actual Cash, as finally determined pursuant to Section 2.8(b), is greater than Estimated Cash, then the Estimated Purchase Price shall be increased dollar-for-dollar by the amount of such excess, and Buyer shall pay Sellers the amount of such increase.

(d)  If Actual Indebtedness, as finally determined pursuant to Section 2.8(b), is greater than the Estimated Indebtedness, then the Estimated Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall, and Sellers shall pay Buyer the amount of such reduction. If Actual Indebtedness, as finally determined pursuant to Section 2.8(b), is less than the Estimated Indebtedness, then the Estimated Purchase Price shall be increased dollar-for-dollar by the amount of such excess, and Buyer shall pay Sellers the amount of such increase.

(e)  If, after finalization of the allocation of the Estimated Purchase Price contemplated by Section 2.5 hereof, the Gross-Up Amount is not sufficient to cause the net proceeds received by Sellers (including the Gross-Up Amount, after payment of all applicable

(f)  Taxes, assuming for these purposes that Sellers have no items of income or deduction other than the Estimated Purchase Price, as adjusted pursuant to this Article 2, but taking into account all recapture of “unrealized receivables” as defined in Section 751 of the Code, and all similar items, as actually incurred), to equal an amount that the Sellers would have received after the payment of all applicable Taxes if such Taxes had only been payable at capital gains rates, then the Estimated Purchase Price shall be increased by such amount (the “Additional Gross-Up Amount”) as is sufficient to cause the net proceeds received by Sellers (including the Gross-Up Amount and such Additional Gross-Up Amount, after payment of all applicable Taxes, assuming for these purposes that Sellers have no items of income or deduction other than the Estimated Purchase Price, as adjusted pursuant to this Article 2, but taking into account all recapture of “unrealized receivables” as defined in Section 751 of the Code, and all similar items, as actually incurred), to equal an amount that the Sellers would have received after the payment of all applicable Taxes if such Taxes had only been payable at capital gains rates, and Buyer shall pay Sellers the amount of such increase.

(g)  Any payment required to be made under this Section 2.7 shall be made no later than two (2) Business Days after the final determination of Actual Net Working Capital, Actual Cash and Actual Indebtedness pursuant to Section 2.8; provided, however, that if the purchase price allocation contemplated by Section 2.5 has not been finalized as of such time, the payment required by Section 2.7(e) shall be made at such time as such allocation is finalized.

2.8  Closing Balance Sheet.

(a)  No later than ninety (90) days after the Closing Date, Buyer shall (i) prepare or cause to be prepared a balance sheet of the Company as of the close of business on November 8, 2005 (the “Closing Balance Sheet”) as well as a calculation, based on the Closing Balance Sheet, of Actual Net Working Capital, Actual Indebtedness and Actual Cash, and (ii) deliver to Sellers’ Agent the Closing Balance Sheet, as well as the calculation of Actual Net Working Capital, Actual Indebtedness, Actual Cash and the adjustments, if any, required to be made to the Estimated Purchase Price pursuant to Section 2.7 (the “Schedule of Adjustments”). The Closing Balance Sheet shall be prepared in conformity with, and using the same accounting principles and methodologies as the Historical Statements.

(b)  Sellers’ Agent will have a period of thirty (30) days following the delivery of the Closing Balance Sheet and the Schedule of Adjustments to notify Buyer of any disagreements with the Closing Balance Sheet or the Schedule of Adjustments, it being understood that Sellers’ Agent may object to the calculations reflected therein, but only on the basis that such calculations were not made in accordance with this Agreement. Any such notice shall be accompanied by supporting documentation containing reasonable detail. Failure to notify Buyer within such 30-day period shall be deemed acceptance of the Closing Balance Sheet and the Schedule of Adjustments. In the event Sellers’ Agent timely notify Buyer of any disagreement, Buyer and Sellers’ Agent will attempt in good faith to resolve such disagreement.

If within thirty (30) days after delivery to Buyer of the notification by Sellers’ Agent of a disagreement, they are unable to resolve such disagreement, either Buyer, on the one hand, or Sellers’ Agent, on the other hand, shall have the right to submit the determination of such matter to an independent accountant of national standing reasonably acceptable to Buyer and Sellers’ Agent (the “Independent Auditor”), whose decision shall be binding on the parties. The Independent Accountant shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Closing Date Balance Sheet and/or the Schedule of Adjustment delivered by the Company pursuant to Section 2.8(a) was not prepared conformity with principles used in the preparation of the Historical Statements or contained computational errors. The cost of the Independent Auditor shall be paid by the party whose aggregate estimate of the disputed amount or amounts, as the case may be, differs most greatly from the determination of the Independent Auditor. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.8 shall be the exclusive mechanism for resolving disputes regarding all adjustments, if any, pursuant to Section 2.8.

(c)  Buyer shall provide Sellers’ Agent and its accountants with reasonable access to all books and records and working papers and to personnel of Buyer and the Company to the extent necessary to enable Sellers’ Agent and its accountants to review the preparation of the Closing Balance Sheet and the Schedule of Adjustments, subject to Sellers’ Agent and its accountants executing standard confidentiality agreements.

2.9  Sellers’ Agent.

(a)  By the execution and delivery of this Agreement, each Seller irrevocably appoints and authorizes Hamilton Investment Partners, LLC, to act as such Seller’s agent, representative and attorney-in-fact hereunder (in such capacity and not in its personal capacity as a Seller, the “Sellers’ Agent”). Each Seller irrevocably authorizes the Sellers’ Agent to take such action on behalf of such Seller and to exercise all such powers as are expressly delegated to the Sellers’ Agent hereunder, together with such other powers as are reasonably incidental thereto, including the execution and delivery of the Traditional Escrow Agreement and Regulatory Escrow Agreement, certificates, statements, notices, approvals, extensions, waivers, undertakings and amendments to this Agreement or the Traditional and Regulatory Escrow Agreements required or permitted to be made, given or determined hereunder or in connection with the transactions contemplated hereby, and including the right to contest and settle any claims for indemnification, adjustments to purchase price or other claims made hereunder and to resolve any other disputes arising under this Agreement or the Traditional and Regulatory Escrow Agreements. The Sellers’ Agent shall have the right and authority to engage and employ agents and representatives and to incur expenses as the Sellers’ Agent reasonably deems necessary or prudent in connection with the foregoing. The Sellers’ Agent shall have the sole and exclusive right on behalf of any Seller to take any action, or receive any notice of any claims for indemnification under Article 5 hereof and to settle any claim or controversy arising with respect thereto; provided, however, the Sellers’ Agent shall not settle any claim against a single Seller without the consent of such Seller. Any actions taken or omitted, exercises of rights, power or authority, and any decision or determination made by the Sellers’ Agent shall be absolutely and irrevocably binding on each Seller as if such Seller had personally taken such action or omitted to take such action, exercised such rights, power or authority or made such decision or determination in such Seller’s individual capacity, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Buyer’s rights and remedies against the Sellers shall in no way be diminished because the right or remedy was due to the acts or omissions of the Sellers’ Agent.

(b)  The appointment of the Sellers’ Agent as each Seller’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other person or persons to represent such Seller with regard to this Agreement or the Traditional and Regulatory Escrow Agreements. The appointment of the Sellers’ Agent as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of each Seller pursuant to this Agreement (i) will not be terminated by operation of law, death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Seller or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of its interest in any payment due to it under this Agreement.

(c)  The Sellers’ Agent hereby accepts the foregoing appointment and agrees to serve as Sellers’ Agent, subject to the provisions hereof, for the period of time from and after the date hereof without compensation; provided that the Sellers (on the basis of their respective number of Units owned (the “Securities Ownership Percentage”)) shall reimburse the Sellers’ Agent for expenses incurred by Sellers’ Agent in its capacity as such. Each of the Sellers hereby acknowledges and agrees, that in appointing Sellers’ Agent as its representative pursuant to the terms and provisions of this Section 2.9, and as specified herein, the Sellers’ Agent shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the Sellers whatsoever with respect to its actions, decisions and determinations, and the Sellers’ Agent and the Buyer shall be entitled to assume that all actions, decisions and determinations are fully authorized by each and every one of the Sellers. Each Seller shall indemnify the Sellers’ Agent against all damages, liabilities, claims, obligations, costs and expenses arising out of or in connection with any claim relating to the acts or omissions of the Sellers’ Agent hereunder, other than those that arise from the Sellers’ Agent’s bad faith, willful misconduct or gross negligence.

(d)  The Sellers’ Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it by a Seller hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Sellers’ Agent may act in reliance upon any instrument or signature of any Seller believed by it to be genuine and may assume that the Seller or representative thereof purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do

so. The Sellers’ Agent may conclusively presume that the undersigned representative of any party hereto which is not a natural person has full power and authority to instruct the Sellers’ Agent on behalf of that party unless written notice to the contrary is delivered to the Sellers’ Agent.

(e)  The Sellers’ Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable to the Sellers for any action taken or omitted by it in good faith in accordance with such advice.

(f)  The Buyer hereby agrees that the Sellers’ Agent shall not, in its capacity as such, have any liability or obligation under this Agreement to the Buyer whatsoever with respect to its actions, decisions or determinations, but rather Buyer shall have redress directly against Sellers for any actions, decisions, or determinations made by Sellers’ Agent; provided, however, nothing in this Agreement shall be deemed to be a release of the Sellers’ Agent with respect to any tortious act committed by the Sellers’ Agent against the Buyer; provided, further, however, that nothing in this Agreement shall be deemed to limit or restrict the Sellers’ Agent from exercising its rights or remedies under this Agreement.

(g)  The Sellers authorize the Sellers’ Agent to receive and hold back from the proceeds otherwise payable to the Sellers hereunder an amount equal to $50,000 (the “Sellers’ Agent Reserve Fund”). The Sellers’ Agent Reserve Fund may be used by the Sellers’ Agent to pay transaction expenses, attorneys fees relating to disputes or negotiations arising out of this Agreement, year-end K-1 preparation accounting fees and other expenses relating to performance of its duties hereunder, including expenses associated with preparation of taxes. If upon the date two years after the date hereof, there remains any unused portion of the Seller’ Agent Reserve Fund, Sellers’ Agent shall pay such remaining amount to the Sellers in accordance with the ownership percentages set forth opposite each Seller’s name on Schedule 3.1(a) attached hereto.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in this Agreement or in the Disclosure Letter, the Company represents and warrants to Buyer as follows as of the effective time of the Closing. The following representations and warranties are qualified by the information set forth in this Agreement to the extent it is reasonably clear from such information that it qualifies the particular representation and warranty. Information in each Schedule of the Disclosure Letter qualifies the representations and warranties to which such Schedule relates (or makes cross-reference), as well as other representations and warranties in this Agreement to the extent it is reasonably clear from such information that it qualifies such other representations and warranties. Certain information reflected in the Disclosure Letter may not be matters required by this Agreement to be disclosed and such disclosure does not imply that such information is material (or set any standard of materiality) or that such information is responsive to the representations or warranties.

3.1  Organization and Good Standing.

(a)  Schedule 3.1(a) of the Disclosure Letter contains a complete and accurate list for the Company of its jurisdiction of formation, other jurisdictions in which it is authorized to do business, and the identity of each equity holder and the number of securities held by each. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign business entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)  Sellers have delivered, or have caused to be delivered, to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2  Authority; No Conflict.

(a)  This Agreement and the Contemplated Transactions have been duly authorized by Sellers, including all necessary actions by the Company’s managers and each of the members of the Company. Assuming the due execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Upon the execution and delivery by Sellers of the Transaction Documents to which Sellers are a party, and assuming the due execution and delivery of such Transaction Documents by the other parties thereto, such Transaction Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Any Seller that is not an individual has the requisite authority to execute and deliver this Agreement and the Transaction Documents to which it will be a party and to perform its obligations under this Agreement and the Transaction Documents to which it will be a party. Any Seller that is an individual has the legal capacity to execute and deliver this Agreement and the Transaction Documents to which it will be a party and to perform its obligations under this Agreement and the Transaction Documents to which it will be a party.

(b)  Except as set forth in Schedule 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will (with or without notice or lapse of time):

(i)  contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or, to the Company’s Knowledge, any resolution adopted by the Company’s members and managers; or

(ii)  contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company.

(c)  Except as set forth in Schedule 3.2(c) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of the transaction described in clause (a) of the definition of Contemplated Transactions will (with or without notice or lapse of time) contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which the Company or any Seller is a party, or to which any of the assets owned or used by the Company is subject.

3.3  Capitalization.

(a)  Sellers are the record and beneficial owners and holders of all the issued and outstanding limited liability company membership interests of the Company, which constitute the Securities, free and clear of all Encumbrances other than restrictions on disposition contained in any applicable federal or state securities laws and other than any restriction or Encumbrances arising under the Company’s LLC Agreement. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.

(b)  Other than as set forth in the LLC Agreement, the Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4  Financial Statements. Sellers have delivered to Buyer: (a) audited balance sheet of the Company as of December 31 in each of the years 2002 through 2004, and the related audited statements of income, changes in members’ deficiency, and cash flow for each of the fiscal years then ended, including in each case the notes thereto (collectively, the “Historical Statements”), together with the report thereon of Price Waterhouse Coopers LLP, independent certified public accountants (the “Independent Accountants”), and (b) an unaudited balance sheet of the Company as at June 30, 2005 (the “Interim Balance Sheet”) and

the related unaudited statement of income (collectively with the Interim Balance Sheet, the “Interim Statements”). The Historical Statements, together with the notes thereto, and the Interim Statements (collectively, the “Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, changes in members’ deficiency, and cash flow of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, in the case of the Interim Statements, to recurring quarter-end and year-end adjustments, the absence of notes (that, if presented, would not differ materially in methodology from that applied in developing those included in the balance sheets referred to in clause (a) above); and, except as set forth in Schedule 3.4 of the Disclosure Letter, the Historical Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.

3.5  Books and Records. The books of account of the Company, all of which have been made available to Buyer, have been maintained in the ordinary course of business. At the Closing, all of those books and records will be in the possession of the Company.

3.6  Title to Properties; Encumbrances.

(a)  The Company does not own any real property. Schedule 3.6(a) of the Disclosure Letter contains a complete and accurate list of all leaseholds or other interests in real property owned by the Company.

(b)  At or prior to the Closing, Sellers shall provide to Buyer a complete and accurate written list of the Company’s material Fixed Assets (the “Fixed Asset List”). Except as set forth on Schedule 3.6(b) of the Disclosure Letter, the Company owns (i) all of the Fixed Assets reflected on the Fixed Asset List other than tangible property sold, disposed of or consumed since the date of the Fixed Asset List, in the ordinary course of business, consistent with past practice, and (ii) all of the Fixed Assets purchased or otherwise acquired by the Company since the date of the Fixed Asset List (except for tangible property acquired and sold, disposed of or consumed since the date of the Fixed Asset List in the ordinary course of business, consistent with past practice), which subsequently purchased or acquired Fixed Assets (other than inventory, supplies, disposables, consumables and other properties and assets purchased or otherwise acquired in the ordinary course of business) are listed in Schedule 3.6(b) of the Disclosure Letter. All properties and assets reflected in the Fixed Asset List or in Schedule 3.6(b) are free and clear of all Encumbrances other than, with respect to all such properties and assets, (A) security interests shown on the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (B) security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (C) statutory liens for current taxes or assessments not yet due or payable, (D) Encumbrances in favor of lessors of equipment, (E) mechanic’s liens or other Encumbrances arising in the ordinary course of business which are immaterial to the value, financial condition or operations of the Company, and (F) Encumbrances identified on Schedule 3.6(b) of the Disclosure Letter.

3.7  Adequacy of Reserve for Returns. The reserve for returns of Products distributed by the Company prior to the Closing Date on the Interim Balance Sheet was materially adequate to account for the actual returns of such Products which were returnable as of the date of the Interim Balance Sheet (the “Interim Balance Sheet Date”) other than any abnormal returns attributable to the occurrence of either of the following: (a) a customer ceasing to doing business with the Company after the Interim Balance Sheet Date so long as the Company had no Knowledge prior to the Interim Balance Sheet Date that such customer intended to cease doing business with the Company after the Interim Balance Sheet Date, or (b) the commencement of a proceeding in bankruptcy more than 45 days following the Interim Balance Sheet Date with respect to a customer.

3.8  Condition and Sufficiency of Assets. Except as disclosed in Schedule 3.8, the equipment of the Company is sufficient for the operation of the business of the Company as it is currently conducted by the Company. The Company’s distribution centers were operating in the ordinary course of business as of the last date prior to the Closing Date that such distribution centers conducted operations.

3.9  Accounts Receivable and Payable.

(a)  All accounts receivable of the Company that reflected on the Interim Balance Sheet (collectively, the “Accounts Receivable”) represented valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Subject to the reserves shown on the Closing Balance Sheet (which reserves will be calculated consistent with past practice), each of the Accounts Receivable not heretofore collected or written off will be collected, in cash or by credit during the Survival Period except for (i) Accounts Receivable of a customer that following the Closing Date ceases doing business with the Company, so long as the Company had no Knowledge prior to the Closing Date that such customer intended to cease doing business with the Company after the Closing Date, and (ii) Accounts Receivable payable by a customer that is the subject of a bankruptcy proceeding commenced more than 90 days following the Closing Date. There will be no contest, claim, or right of set-off, other than returns, shortages and other claims made in the ordinary course of business, under any Applicable Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable, except to the extent of the reserves shown on the Closing Balance Sheet or as disclosed in Schedule 3.9(a) of the Disclosure Letter. Schedule 3.9(a) of the Disclosure Letter contains a complete and accurate list, in all material respects, of all accounts receivable of the Company as of September 30, 2005, which list sets forth the aging of such accounts receivable.

(b)  Schedule 3.9(b) of the Disclosure Letter sets forth a correct and complete list of all outstanding trade accounts payable of the Company as of September 30, 2005, other than individual accounts payable of not more than $50,000 (“Trade Accounts Payable”). Schedule 3.9(b) also identifies all trade payables of the Company the payment of which is overdue (based on a due date consistent with the Company’s past practice for that creditor) by more than 120 days as of September 30, 2005, and all trade payables of the Company as to which, to the Company’s Knowledge, the applicable trade creditor has taken collection action at any time since June 30, 2005.

(c)  Schedule 3.9(c) of the Disclosure Letter sets forth a correct and complete list of all material outstanding non-trade accounts payable of the Company as of September 30, 2005 (“Non-Trade Accounts Payable” and, together with Trade Accounts Payable, “Accounts Payable”). Schedule 3.9(c) also identifies all non-trade accounts payable of the Company the payment of which is overdue (based on a due date consistent with the Company’s past practice for that creditor) by more than 120 days as of September 30, 2005, and all non-trade payables of the Company as to which, to the Company’s Knowledge, the applicable non-trade creditor has taken collection action at any time since June 30, 2005.

3.10  [Delete.]

3.11  Inventory.

(a)  The value of the inventory consisting of the NightGuard™ device and the Brushpick device reflected on the Closing Balance Sheet (determined in accordance with the valuation methodologies described in Section 3.11(b)) will not be more than $50,000 less than the amount of such inventory shown on the Interim Balance Sheet.

(b)  All inventory of the Company reflected in the Interim Balance Sheet will consist of a quality and quantity usable and salable or returnable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which will be written off or written down to net realizable value in the Interim Balance Sheet. All such inventories not written off which is not returnable will be priced at the lower of cost or net realizable value on a first in, first out basis.

3.12  No Undisclosed Liabilities. Except as set forth on Schedule 3.12 of the Disclosure Letter, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (a) liabilities or obligations (i) reflected or reserved against in the Interim Balance Sheet, or (ii) of a type (and not materially greater in amount) than those set forth in the notes to the Historical Statements as at December 31, 2004, (b) liabilities under the executory portion of Applicable Contracts, (c) liabilities disclosed, or not required to be disclosed, in this Agreement or the Disclosure Letter, (d) liabilities resulting from the consummation of the Contemplated Transactions, (e) liabilities which are not required under GAAP to be reflected or reserved against in the Interim Balance Sheet or Closing Balance Sheet which, in the aggregate, would not

3.13  have a Material Adverse Effect, and (f) liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet.

3.14  Taxes. Except as described on Schedule 3.13 of the Disclosure Letter:

(a)  The Company has properly filed, in a timely manner, all Tax Returns required by Legal Requirements to be filed by it, and such Tax Returns and reports are true, complete and accurate in all material respects. The Company has paid all Taxes shown to be due on all of their respective Tax Returns or claimed to be due by any Governmental Body. The reserves and provisions for Taxes on the Interim Balance Sheet are adequate for all open years of the Company and for the Company’s current fiscal period. There are no outstanding liens for unpaid Taxes of the Company other than liens for real property and personal property Taxes not yet due and payable. All Taxes that the Company is required to withhold, deduct and/or collect from any Person have been properly withheld, deducted and collected and have been paid over to the appropriate Tax authority or other Governmental Body.

(b)  The Company has no Knowledge of any proposed assessment of any additional Taxes by any Governmental Body. The Company is not currently being audited by any Governmental Body, and no such audit is pending or, to the Company’s Knowledge, Threatened in writing.

(c)  There are no agreements, waivers, or other arrangements providing for the extension of time with respect to the assessment or collection of any Tax against the Company that are outstanding. Neither the Sellers nor the Company (collectively, the "Sellers' Parties") has filed any Tax form with any Governmental Body to intentionally make a Tax election whereby the Company is not treated as either a disregarded tax entity or a partnership for federal or state Income Tax purposes which (i) was in effect for any past year for which the time for audit has not expired; (ii) is currently in effect; or (iii) will be in effect at any future time. Neither of the Sellers’ Parties has given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax relating to the Company which is still currently in effect.

(d)  There do not exist any past due unpaid federal, state or local Tax deficiencies assessed against the Company. All Taxes owed by the Company which are due and payable on or before the Closing Date pursuant to any Legal Requirements have been fully paid except to the extent reflected or reserved against in the Interim Balance Sheet. All of the 1999, 2000, 2001, 2002, 2003 and 2004 Tax Returns for the Company have been made available to the Buyer.

(e)  The Company is treated as a partnership for federal Income Tax purposes. Neither the Sellers nor any of their Affiliates are considered to be “foreign persons” as defined in IRC Section 1445. Schedule 3.13 sets forth the states in which the Company filed Income Tax Returns for the taxable year ended December 31, 2004.

(f)  The Company has not (i) applied for any Tax ruling, or (ii) entered into a closing agreement as described in IRC Section 7121 or otherwise (or any corresponding or similar provision of state, municipal, county, local, foreign or other tax law) or any other agreement with any Tax authority that will have a continuing effect on the Company with respect to taxable periods following the Closing.

3.15  No Material Adverse Effect. Since the date of the Interim Balance Sheet, except as set forth in Schedule 3.14 of the Disclosure Letter, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists, other than the announcement or consummation of the Contemplated Transactions, that would reasonably be expected to result in a Material Adverse Effect.

3.16  Employee Benefits.

(a)  Schedule 13.15(a) of the Disclosure Letter sets forth a true and complete list of all Benefit Plans.

(b)  The only Benefit Plans with respect to which the Company has any liability other than the employment agreements listed on Schedule 3.15(a) are “employee welfare benefit plans”, as defined in ERISA Section 3(1). All contributions to, and premium payments in respect of, those Benefit Plans have been duly and timely paid. Neither the Company nor Sellers know or have reason to know of any uninsured benefit payable under any such welfare benefit plan disregarding the effect of copays, deductibles and stated plan limits.

(c)  No Benefit Plan is, or at any point for which any relevant statute of limitations remains open was, an “employee pension benefit plan”, as defined in ERISA Section 3(2) including but not limited to a “multiemployer plan” within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”). The Company is not subject to any withdrawal liability with respect to any Multiemployer Plan.

(d)  Sellers have provided to Buyer true and complete copies of: (i) all currently effective plan texts and agreements relating to each Benefit Plan; (ii) the most recent summary plan descriptions (whether or not required to be furnished pursuant to ERISA), and the most recent annual report on Form 5500, if any, (including all schedules thereto). There are no Benefit Plans which are required to be written which are not written. There are no unwritten modifications to any Benefit Plan that could reasonably be expected to be enforced by a court of competent jurisdiction or enforced by any federal regulatory agency or instrumentality.

(e)  Sellers, the Company and each of the Benefit Plans comply, in all material respects with the applicable provisions of ERISA, the Code, other applicable law and all binding regulatory guidance issued thereunder, each such Benefit Plan has been administered, in all material respects, in accordance with its terms. No fiduciary with respect to any Benefit Plan has acted or failed to act in any manner, nor has any prohibited transaction (as such term is defined in IRC Section 4975 or ERISA Section 406) occurred which may subject the Company or the Buyers to any liability under any applicable law.

(f)  There are no pending or to Sellers’ knowledge threatened claims, lawsuits or arbitrations (other than routine claims for benefits) that have been asserted or instituted against or with respect to any such Benefit Plan or the assets of any such Benefit Plan.

(g)  The consummation of the transactions contemplated hereby will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such employee or former employee.

(h)  No Benefit Plan provides medical or death benefits (whether or not insured) with respect to current or former employees of the Company beyond their retirement or other termination of service other than coverage, if any, mandated by law. The Company and any entity with which is required to be aggregated for purposes of ERISA have a total of 10 employees and therefore are not subject to the “COBRA continuation requirements” set out in Code section 4980B.

3.17  Compliance With Legal Requirements; Governmental Authorizations.

(a)  Except as set forth in Schedule 3.16 of the Disclosure Letter:

(i)  the Company is, and at all times since January 1, 2005 has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure so to comply would not have a Material Adverse Effect;

(ii)  the Company has not received, at any time since January 1, 2005, any written notice or other written communication or, to the Company’s Knowledge, any oral notice or communication, from any Governmental Body regarding (A) any actual, alleged or to the Company’s Knowledge Threatened violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged or to the Company’s Knowledge Threatened obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)  the Company has obtained and is in possession of all Governmental Authorizations required for the operation of the Company’s business, except where such failure would not have a Material Adverse Effect.

3.18  Legal Proceedings; Orders.

(a)  Except as set forth in Schedule 3.17(a) of the Disclosure Letter, there is no pending Proceeding to which the Company is a party that would have a Material Adverse Effect:

(i)  that relates to or affects the business of, or any of the assets owned or used by, the Company; or

(ii)  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Company’s Knowledge, except as set forth in Schedule 3.17(a) of the Disclosure Letter, no such Proceeding has been Threatened. Sellers have made available for inspection by Buyer, to the extent requested by Buyer, copies of all pleadings, correspondence, and other documents, if any, in Sellers’ possession or control relating to each pending or Threatened Proceeding listed in Schedule 3.17(a) of the Disclosure Letter.

(b)  Except as set forth in Schedule 3.17(b) of the Disclosure Letter:

(i)  Neither Sellers, the Company nor any of their respective Affiliates is a party to any Order that affects the business of, or any of the assets owned or used by, the Company; and

(ii)  To the Company’s Knowledge, no officer, director, or employee, of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c)  Except as set forth in Schedule 3.17(c):

(i)  the Company is, and at all times since December 31, 2004 has been, in material compliance with all of the terms and requirements of each Order to which it is a party, or to which any of the assets owned or used by it, is or has been subject; and

(ii)  the Company has not received, at any time since December 31, 2004, any written notice or other written communication or, to the Knowledge of Sellers, oral notice or communication from any Governmental Body or any other Person regarding any actual, alleged or Threatened violation of, or failure to comply with, any term or requirement of any Order to which the Company is a party, or to which any of the assets owned or used by the Company, is subject.

3.19  Absence of Certain Changes and Events. Except as set forth in Schedule 3.18 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Company has conducted its business only in the ordinary course of business, consistent with past practice, and there has not been any Material Adverse Effect. In addition, since such date, except as set forth in Schedule 3.18, there has not been any:

(a)  change in the Company’s authorized or issued membership interests; grant of any stock option or right to purchase Securities or capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any Securities or any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of Securities or capital stock;

(b)  amendment to the Organizational Documents of the Company;

(c)  payment or increase by the Company of any bonuses, salaries, or other compensation to any member, manager, director, officer, or (except in the ordinary course of business, consistent with past practice) employee or entry into any written employment, severance, or similar Contract with any director, officer, or employee;

(d)  adoption of, or increase in the payments to or benefits under, any Benefit Plan for or with any Employees of the Company;

(e)  damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f)  entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, sales representative, joint venture, bank credit, or similar agreement, or (ii) any Contract involving a total remaining commitment by or to the Company of at least $100,000;

(g)  sale, lease, or other disposition of any material asset or property of the Company (other than sales of inventory, consumption of disposables and collections of receivables in the ordinary course of business, consistent with past practice) or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any material Intellectual Property Assets of the Company;

(h)  (h)cancellation or waiver of any claims or rights with a value to the Company in excess of $100,000;

(i)  material change in the accounting methods used by the Company; or

(j)  agreement, whether oral or written, by the Company to do any of the foregoing.

3.20  Contracts; No Defaults.

(a)  Schedule 3.19(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of each written:

(i)  Applicable Contract with each Material Customer;

(ii)  Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $100,000 annually;

(iii)  Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of $100,000 annually and which cannot be terminated on 60 days notice without penalty;

(iv)  Applicable Contract with a wholesale distributor of the Products in the United States or Canada who entered into such Applicable Contract with the Company in such wholesaler’s capacity as a wholesale distributor of the Products that;

(v)  lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other written Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 annually);

(vi)  collective bargaining agreement and other written Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii)  joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(viii)  Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(ix)  Applicable Contract providing for payments in excess of $50,000 annually to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)  power of attorney that is currently effective and outstanding;

(xi)  Applicable Contract for capital expenditures in excess of $50,000 annually, other than any Applicable Contracts with customers providing for the installation of display fixtures;

(xii)  guaranty with respect to contractual performance of a third party extended by the Company other than in the ordinary course of business; and

(xiii)  amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)  Except as set forth in Schedule 3.19(b) of the Disclosure Letter or as contemplated by the Transaction Documents:

(i)  No Material Applicable Contract that relates to the business of, or any of the assets owned or used by, the Company (A) provides Sellers (or any Related Person of Sellers other than the Company) with any rights, or the ability to acquire any rights, thereunder, or (B) subjects Sellers (or any Related Person of Sellers) to any obligation or liability thereunder; and

(ii)  To the Company’s Knowledge, no officer, director, agent, Employee, consultant, or contractor of the Company, is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)  Except as set forth in Schedule 3.19(c) of the Disclosure Letter, since January 1, 2005, the Company has not received from any Person, any written notice or other written communication that any Material Customer has determined to cease doing business with the Company or materially reduce the volume of Products purchased from the Company.

(d)  Except as set forth in Schedule 3.19(d) of the Disclosure Letter, since January 1, 2005 there have not been any written or electronic mail demands to renegotiate any material amounts paid or payable to the Company under any Material Applicable Contracts.

(e)  The Material Customers in the aggregate accounted for not less than 70% of the Company’s net revenues in the Company’s last fiscal year.

3.21  Insurance.

(a)  Sellers have delivered to Buyer:

(i)  true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is covered;

(ii)  true and complete copies of all pending applications for policies of insurance; and

(iii)  any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b)  Schedule 3.20(b) of the Disclosure Letter describes, as of June 30, 2005,

(i)  any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; and

(ii)  other than disclosed in the Material Applicable Contracts, any contract, other than a policy of insurance, for the transfer or sharing of the risk by the Company.

(c)  Schedule 3.20(c) of the Disclosure Letter sets forth, as of June 30, 2005, by year, for the current policy year and each of the two preceding policy years, (i) a summary of the loss experience under each policy, (ii) a statement describing each open claim under an insurance policy for an amount in excess of $100,000, and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

3.22  Environmental Matters. Except as set forth in Schedule 3.21 of the Disclosure Letter and to the Company’s Knowledge:

(a)  The Company is in material compliance with, is not in material violation of, any Environmental Law. Neither Sellers nor the Company received, since January 1, 2004, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or third party, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or potential Environmental Health and Safety Liabilities of the Company.

(b)  There are no pending or Threatened claims, Encumbrances, environmental land use or other similar restrictions, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities.

(c)  Neither Sellers nor the Company has received, since January 1, 2004, any written citation, directive, inquiry, notice, Order, summons, warning, request for information, or other communication that relates to any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties which the Company owned, leased or operated, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)  The Company has no pending unresolved Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties which the Company has owned, leased or operated, which would in any one instance have a Material Adverse Effect.

(e)  There are no Hazardous Materials present at levels greater than applicable action, trigger, reporting or risk-based Cleanup levels under Environmental Laws used in the operation of the Facilities by the Company on or released by the Company to the Environment at the Facilities, including without limitation any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, dumps, equipment (whether moveable or fixed) or other containers, and deposited or located in land, water, sumps, or any other part of the Facilities. Since January 1, 2004, the Company has not permitted or conducted, and the Company has no Knowledge of, any Hazardous Activity conducted with respect to the Facilities or any other properties owned, operated or leased by the Company except in material compliance with all applicable Environmental Laws.

(f)  Since January 1, 2004, there has been no Release or Threat of Release, of any Hazardous Materials caused by the Company at or from the Facilities or from or by any other properties in which the Company has or had an interest whereby the cost of Cleanup would have a Material Adverse Effect.

(g)  Sellers have delivered to or made available for review by Buyer copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws, or otherwise concerning the Company’s or Sellers’ Environmental, Health and Safety Liabilities, in each case since January 1, 2004.

(h)  No underground storage tanks owned, operated or used by the Company are located or were formerly located on any of the Facilities of the Company or Sellers except in material compliance with Environmental Laws.

(i)  No event has occurred and no condition exits with respect to the Company or the Company’s operation of the Facilities which has resulted in, or is likely to result in, any material liability, cost or expense to Sellers with respect to the Company or any other Person who owns or operates the Facilities, under any applicable Environmental Laws.

(j)  Section 3.21 sets forth the exclusive representation and warranties with respect to Environmental matters, including with out limitation, Hazardous Materials, Hazardous Activities, Environmental, Health and Safety Liabilities, Environmental Laws and Occupational and Health and Safety Laws.

3.23  Employees. Schedule 3.22 of the Disclosure Letter sets forth a list of the names of all employees of the Company currently employed (the “Employees”) and indicates the current salary or wage rate of each Employee. Schedule 3.22 of the Disclosure Letter sets forth a list of all Employees whose employment with the Company terminated since the date ninety (90) days prior to the date of this Agreement.

3.24  Labor Relations. Except as set forth on Schedule 3.23 of the Disclosure Letter:

(a)  Since January 1, 2004, the Company has not been and is not now a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and to the Company’s Knowledge there is not Threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (iii) any application for certification of a collective bargaining agent. To the Company’s Knowledge no event has occurred or circumstance exists that reasonably could be expected to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is currently contemplated by the Company. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, except where the failure so to comply would not have a Material Adverse Effect.

(b)  There are no pending, or to the Company’s Knowledge, Threatened claims or actions against the Company under any worker’s compensation policy or long-term disability policy that would result in a material liability to the Company. The Company has no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material liability to the Company.

3.25  Intellectual Property.

(a)  Intellectual Property Assets - The term “Intellectual Property Assets” means:

(i)  all registered and unregistered trademarks, service marks, and applications for registration thereof (collectively, “Marks”) listed on Schedule 3.24(a)(i) of the Disclosure Letter;

(ii)  all patents and patent applications (collectively, “Patents”) listed on Schedule 3.24(a)(ii) of the Disclosure Letter; and

(iii)  know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; owned, used, or licensed by the Company either as licensee or licensor, which are not part of the public knowledge or literature (collectively, “Trade Secrets”).

(b)  Agreements. Schedule 3.24(b) of the Disclosure Letter contains a complete and accurate list of all Applicable Contracts relating to Intellectual Property Assets. There are no outstanding and, to the Company’s Knowledge, no Threatened disputes or disagreements with respect to any such Applicable Contracts identified or required to be identified in Schedule 3.24(b) of the Disclosure Letter.

(c)  Intellectual Property Assets. Except for license agreements described or not required to be described in Schedule 3.24(c) of the Disclosure Letter, the Company is not obligated to pay any third party to use its Intellectual Property Assets.

(d)  Patents and Marks. Schedule 3.24(d) sets forth a list of all United States and foreign Patents, registered and material unregistered Marks, registered copyrights and applications therefor owned by the Company (the “Patent and Trademark Rights”). Except as set forth in Schedule 3.24(d), and except for agreements set forth on Schedule 3.24(b), the Patent and Trademark Rights are all the Patent and Trademark Rights that are material to the operation of the business of the Company as currently being conducted. The Company is the owner of all title and interest in and to each of the Patent and Trademark Rights, free and clear of all Encumbrances. There are no material claims or proceedings pending or, to the Company’s Knowledge, Threatened against the Company asserting that its use of any of the Patent and Trademark Rights infringes the rights of any other person. To the Company’s Knowledge, there are no third parties infringing upon the Company’s Patent and Trademark Rights in any material respect.

(e)  Trade Secrets. Except as set forth in Schedule 3.24(e) of the Disclosure Letter:

(i)  The Company has taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(ii)  To the Company’s Knowledge, the Company’s Trade Secrets have not been divulged, or misappropriated either for the benefit of any Person (other than one or more of the Company, Sellers or Sellers’ Affiliates) or to the detriment of the Company. To the Company’s Knowledge, no Trade Secret of the Company is subject to any adverse claim.

3.26  Certain Payments. Since January 1, 2004, to the Company’s Knowledge, neither the Company, nor any director, officer, agent, or Employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, in each such case in violation of any Legal Requirement, or (b) established or maintained any fund or asset which should be recorded in the books and records of the Company that has not been so recorded in the books and records of the Company.

3.27  Relationships With Related Persons. Except as set forth in Schedule 3.26 of the Disclosure Letter:

(a)  Neither Sellers nor any Related Person of Sellers or of the Company has any interest in any material property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business.

(b)  Neither Sellers nor any Related Person of Sellers or of the Company owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that (i) has business dealings or a material financial interest in any transaction with the Company (other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms), or (ii) engages in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company.

(c)  Neither Sellers nor any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.28  Payout Arrangements. Sellers, concurrently with the Closing, have fully paid all amounts due and owing on the Payout Arrangements and, subsequent to such payments, there will be no outstanding obligation for any Payout Arrangement. In addition, Sellers have paid or reserved such necessary amounts of money to satisfy in full all the following additional payments: (a) a sale bonus of $300,000 to Kelly Kaplan pursuant her employment letter dated September 13, 1999, (b) a sale fee of $750,000 (plus up to an additional $250,000 contingent on Sellers’ receipt of all escrow amounts under the Traditional Escrow Agreement and the Regulatory Escrow Agreement) to Ray Duane pursuant his consulting agreement dated September 30, 1999 and (c) an allocation of proceeds of $1,819,924 to Michael Lesser pursuant to the Amended and Restated Limited Liability Company Agreement of Dental Concepts LLC dated as of March 15, 2002 (“Additional Payments”). Buyer shall have no obligations or liabilities with regards to such Additional Payments.

3.29  Supplier Letters. Certain correspondence with certain of the Company’s suppliers is attached as Schedule 3.28 to the Disclosure Letter. The Company has no Knowledge that any of the suppliers will fail to abide by the commitments made in such correspondence.

3.30  Brokers or Finders. Except as set forth in Schedule 3.29 of the Disclosure Letter, Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1  Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2  Authority; No Conflict.

(a)  This Agreement and the Contemplated Transactions have been duly authorized by Buyer, including all necessary actions of Buyer’s directors. Assuming the due execution and delivery of this Agreement by Sellers, this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Upon the execution and delivery by Buyer of the Transaction Documents to which Buyer is a party, and assuming the due execution and delivery of such Transaction Documents by the other parties thereto, such Transaction Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents to which it will be a party and to perform its obligations under this Agreement and the Transaction Documents to which it will be a party.

(b)  Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)  any provision of Buyer’s Organizational Documents;

(ii)  any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)  any Legal Requirement or Order to which Buyer may be subject; or

(iv)  any Contract to which Buyer is a party or by which Buyer may be bound.

(c)  Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement nor the consummation or performance of the transaction described in clause (a) of the definition of Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which Buyer is a party, or to which any of the assets owned or used by Buyer is subject, and Buyer is not required to obtain any Consent or Governmental Authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3  Investment Intent. Buyer: (a) is acquiring the Securities for its own account, for investment only, and not with a view to, or for sale in connection with, any distribution in violation of the Securities Act or any rule or regulation under the Securities Act, (b) is a sophisticated investor and has sufficient knowledge and experience in financial and business matters to be able to evaluate the merits and risks of its investment in the Securities, (c) acknowledges that Sellers have made available to Buyer (i) the opportunity to ask questions of (and to receive answers from) the officers and directors of the Company, and (ii) the opportunity to acquire all information about the Company as Buyer has determined is necessary to evaluate the merits and risks of its investment in the Securities, (d) understands that the Securities (A) have not been registered under the Securities Act or under any state securities laws; (B) are being sold to Buyer in reliance on exemptions from the registration requirements of the Securities Act and such state securities laws; (C) are “restricted securities” within the meaning of Rule 144 under the Securities Act; and (D) may not be sold, transferred or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is then available, and (e) is able to bear the economic risk and lack of liquidity inherent in holding the Securities.

4.4  Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.5  Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.6  Breach by Sellers of the Company. Buyer has no knowledge of any breach or inaccuracy in any representation, warranty or covenant of the Company or Sellers in this Agreement, including as a result of any due diligence investigation undertaken by the Buyer.

5.  INDEMNIFICATION; REMEDIES; ESCROWED FUNDS

5.1  Obligation to Indemnify.

(a)  Subject to the terms and conditions hereof, Sellers agree to indemnify, defend and hold harmless Buyer and its directors, officers, employees, Affiliates, stockholders and permitted assigns (the “Buyer’s Indemnified Parties”) for, and will pay to Buyer Indemnified Parties the amount of, any loss, liability, claim, damages, reasonable expenses (collectively, “Damages”) resulting from or arising out of (i) any Breach of any representation or warranty made by the Company in Article 3 of this Agreement; (ii) any Breach of any covenant or agreement of any Seller contained in this Agreement; (iii) any and all amounts of federal, state, and or local income taxes that may be assessed against Buyer and/or the Company with respect to any Pre-Closing Taxable Period(s) for which adequate provisions therefore have not been made through the Closing Date, as reflected on the Company’s books of account and in the Closing Balance Sheet and the amount(s) of any interest and/or penalties that may be assessed with respect to said tax assessments; and (iv) to the extent occurring prior to Closing, any violation of applicable Environmental Laws and any licenses or permits related thereto by the Company or, the Release or Threatened Release in, at, under, from, or on the Facilities of toxic or hazardous substances during the ownership or occupancy thereof by the Company which resulted in an Environmental Liability.

Notwithstanding the foregoing, (i) Sellers shall not have any liability under Section 5.1(a)(i), (a)(ii) and 5.1(b) unless the aggregate of all Damages relating thereto exceeds, on a cumulative basis, Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”), and then only to the extent of such excess, and (ii) Sellers’ aggregate liability under Section 5.1(a)(i) and (a)(ii) shall in no event exceed Three Million Dollars ($3,000,000) (the “Ceiling”). Provided, however, that a breach of warranties set forth in Sections 3.27 and the covenant in Section 6.1 shall not be subject to the Basket or to the Ceiling but rather, for purposes of clarification, Sellers shall be liable to Buyers for the first dollar thereof and the

Buyer shall not be limited to $3,000,000 of damages. Provided, further, however, that any liability of the Sellers under Section 5.1(a)(i) shall be several in nature only, so that each Seller’s proportionate share of such liability for such Damages shall not exceed the amount determined by multiplying such aggregate Damages indemnifiable under Section 5.1(a)(i) (in excess of the Basket and up to a maximum of the Ceiling, less any amounts theretofore paid under Section 5.1(a)(i) or (ii)) in respect of such claim by such Seller’s Securities Ownership Percentage. In addition, no Seller shall have any liability under Section 5.1(a)(ii) above except for the Seller who is in breach of the covenant or covenants referred to in Section 5.1(a)(ii).

(b)  In addition to Sellers’ indemnification obligations under Section 5.1(a), Sellers agree to indemnify, defend and hold harmless Buyer (and its directors, officers, employees, Affiliates, stockholders and assigns) from and against all Damages resulting from or arising out of Damages pertaining to any Product Liability Claim, subject to the following: (i) Sellers shall only be liable with respect to the products that were sold by the Company prior to the Closing, (ii) Buyer shall maintain the Company’s current insurance coverage; (iii) Sellers shall have no liability under this Section with respect to any third-party claim that is first asserted more than eighteen (18) months following the Closing Date; and (iv) Sellers’ aggregate liability with respect to product liability shall in no event exceed $1,000,000 during any consecutive twelve (12) month period.

(c)  Buyer agrees to indemnify, defend and hold harmless Sellers and their respective directors, officers, managers, employees, Affiliates, stockholders and assigns (collectively, “Sellers’ Indemnified Parties”) from and against all Damages resulting from or arising out of (i) any Breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement; and (ii) obligations arising from the conduct of the business of the Company subsequent to the Closing.; (iii) except to the extent subject to Seller’s indemnity hereof, the violation of Environmental Laws, including permits or licenses related thereto by the Company or the Release of Threatened of Release in, at, under, from, or on the Facilities of toxic or hazardous substances during the occupancy thereof by the Company on or after Closing. Notwithstanding the foregoing, Buyer shall not have any liability under clause (i) of this Section 5.1(c) unless the aggregate of all Damages relating thereto exceeds, on a cumulative basis, Two Hundred and Fifty Thousand Dollars ($250,000), and then only to the extent of such excess.

(d)  The term “Damages” as used in this Section 5.1 is not limited to matters asserted by third parties against Sellers or Buyer, but includes Damages incurred or sustained by any of them in the absence of third party claims. Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.

5.2  Notice of Asserted Liability. Promptly after Buyer or the Sellers’ Agent becomes aware of any fact, condition or event that may give rise to Damages for which indemnification may be sought under this Article 5, the party entitled to indemnification (“Indemnitee”) shall give notice thereof in the manner provided in this Section 5.2 of this Agreement (the “Claims Notice”) to the other party (i.e. the Seller’s Agent, in the case of a claim under Section 5.1(a) hereof, of the Buyer, in the case of a claim under Section 5.1(b) hereof) (the “Indemnitor”). The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) against Indemnitee, and shall indicate the amount (estimated, if necessary) of the Damages that have been or may be suffered by Indemnitee. Failure of Indemnitee to promptly give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Upon Indemnitor’s request, Indemnitee shall provide Indemnitor with such reasonable documentation as Indemnitor shall request pertaining to any claim(s) made by Indemnitee.

5.3  Opportunity to Defend. Indemnitor may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability (it being understood that the Sellers’ Agent shall have the exclusive right to defend, compromise or settle); provided, however, that Indemnitor may not compromise or settle any Asserted Liability without the consent of Indemnitee, such consent not to be unreasonably withheld, unless such compromise or settlement requires no more than a monetary payment for which Indemnitee and any other indemnifiable parties hereunder are fully indemnified or involves other matters not binding upon Indemnitee or such other indemnifiable parties. If Indemnitor elects to compromise or defend such Asserted Liability, it shall within 15 days (or sooner, if the nature of the Asserted Liability so requires) notify Indemnitee of its intent to do so and Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If Indemnitor elects not to compromise or defend any Asserted Liability, fails to notify Indemnitee of its election as herein provided or contests its obligation to indemnify, Indemnitee may pay, compromise or defend such Asserted Liability without prejudice to any right it may have hereunder. In any event, each of Buyer and Sellers may participate, at its own expense, in the defense of any Asserted Liability in respect of which it may have an indemnification obligation under Section 5.2. If either party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other party any books, records or other documents within such party’s control that are necessary or appropriate for such defense.

5.4  Traditional Escrowed Funds. Pursuant to the terms of an escrow account in the form attached hereto as Exhibit 5.4 (the “Traditional Escrow Agreement”), if and to the extent the Sellers are obligated to indemnify Buyer pursuant to Sections 5.1 or 5.2, Buyer may notify the Escrow Agent and the Sellers’ Agent of Buyer’s claim for indemnification, including the amount thereof, as provided in the Traditional Escrow Agreement. The provisions of the Traditional Escrow Agreement shall then govern such claim and the disbursement of funds by the Traditional Escrow Agreement. Any remaining Traditional Escrow Amounts shall be distributed to the Sellers eighteen (18) months from the Closing Date.

5.5  Regulatory Escrowed Funds. Pursuant to the terms of an escrow account in the form attached hereto as Exhibit 5.5 (the “Regulatory Escrow Agreement”), the Regulatory Escrow Amount shall be held for 36 months following the Closing Date unless one of the following events occurs; (a) publication of a §510(k) application by the FDA that permits commercial over-the-counter distribution of the NightGuard™ device and/or its generic equivalent; (b) a determination that the NightGuard™ device and/or its generic equivalent is a consumer product and not subject to FDA regulation; (c) categorization of the device by the FDA as Category 1 Exempt (and thus not requiring any further sanctioning by the Agency) or (d) any other notification by the FDA of the Sellers right to continue marketing the product in its current distribution channels at which point the Regulatory Escrowed Funds shall thereafter be distributed to Sellers. Notwithstanding the foregoing, it is specifically agreed that if the NightGuard™ device continues to be in over-the-counter distribution 36 months after the Closing Date, the Regulatory Escrow Amount shall be distributed to Sellers. In the event the FDA takes action , prior to the date 36 months after the date hereof, which results in the prohibition of the over the counter distribution of the NightGuard™ device the Regulatory Escrow Fund shall be paid to Buyer. Each of Buyer and Sellers’ Agent agrees to execute instructions to the escrow agent under the Regulatory Escrow Agreement authorizing distribution of such Regulatory Escrow Amounts in a manner consistent with this Section 5.5.

5.6  Damages Net of Insurance, Etc. The amount of any Damage for which indemnification is provided under this Article 5 shall be net of (a) in the case of Section 5.1(a), any reserves established in the Interim Balance Sheet or the Closing Balance Sheet, (b) subject to Section 5.7, any amounts actually recovered by the Indemnitee pursuant to any indemnification by or indemnification agreement with any third party (a “Third Party Source”); (c) any insurance proceeds actually recovered by the Indemnitee from a third party insurer with respect to any policy (provided that in the event of a recovery under any such policy, the amount of the recovery shall be offset by any increase in premiums arising as a direct result of the filing or the payment of such claim) under which the Company is insured immediately prior to the Closing Date (an “Insurance Source”), (each such person named in clauses (a), (b), and (c), a “Collateral Source”), and (d) an amount equal to the Tax benefit actually realized by the Indemnitee (assuming for the purposes of this Section that the person receiving such Tax benefits is subject to a 40% marginal income tax rate), if any, attributable to such Loss. If the amount to be netted hereunder from any payment required under Sections 5.1(a) or 5.1(b) is received after payment by the Indemnitor of any amount otherwise required to be paid to an Indemnitee pursuant to this Article 5, the Indemnitee shall repay to the Indemnitor, promptly after such receipt, any amount that the Indemnitor would not have had to pay pursuant to this Article 5 had such determination been made at the time of such payment.

5.7  Collateral Sources. Indemnification under this Article 5 shall not be available to any Buyer Indemnified Party unless such Buyer Indemnified Party first uses all reasonable efforts to obtain recovery from any Insurance Source for such claim before making any claim for indemnification pursuant to Section 5.1 hereof; provided, however, the parties acknowledge and agree that during such time as any Buyer Indemnified Party is pursuing recovery from an Insurance Source, the Buyer Indemnified Party may file a Claims Notice (but will not pursue such claim until the Buyer Indemnified Party has exhausted all reasonable efforts to obtain recovery from the Insurance Source). Any Indemnitor may, in its sole discretion, require any Indemnitee (i) to grant an assignment to the Indemnitor of the right of such Indemnitee to assert a claim against any Third Party Source at the Indemnitor’s own expense or (ii) if the right is not assignable, to permit the Indemnitor to pursue a claim with respect to such right against the Third Party Source in the name of the Indemnitee at the Indemnitor’s own expense. The Indemnitee shall promptly remit to the Indemnitor any proceeds received by the Indemnitee from any such claim against a Third Party Source which has been assigned to Indemnitor or which Indemnitor is pursuing in the name of Indemnitee.

5.8  Limitation of Remedies. Notwithstanding anything in this Agreement, the remedies set forth in this Article 5, the Traditional Escrow Agreement and the Regulatory Escrow Agreement shall be the sole remedies to which any party hereto is entitled for breach or noncompliance with the provisions of this Agreement, or any other agreement, instrument or document delivered in connection with the Contemplated Transactions; provided, however, that the foregoing shall not limit the right of any party to obtain injunctive relief, specific performance or similar equitable relief. In no event shall any party hereto be entitled to recover, or be liable to any other party for special, indirect, consequential, exemplary or punitive damages, except to the extent the Indemnitee has been held liable to a third-party for such damages, in which case the Indemnitor’s liability shall include the full amount of Indemnitee’s Damages in respect of such third-party claim. The parties to this Agreement shall be obligated to use commercially reasonable efforts to mitigate the amount of Damages otherwise recoverable hereunder. Buyer shall not be entitled to indemnification in respect of any matter which was the subject of the adjustments to the purchase price contemplated by Sections 2.5, 2.7 and 2.8 of this Agreement.

6.  ADDITIONAL AGREEMENTS

6.1  Ray Duane Indemnification. Sellers shall indemnify Buyer for any and all claims brought by Ray Duane with regards to any claims for compensation.

6.2  Continuation of Insurance. Buyer shall maintain insurance respecting its assets and those of its subsidiaries (including after the Closing, the Company) wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.

6.3  Access to Records. Buyer agrees that Sellers shall be entitled, for any lawful purpose, including (a) preparing tax returns, and (b) preparing and auditing financial statements, after Closing, upon reasonable notice and during the regular business hours of the Company, to have reasonable access to and to make copies of the financial and tax business records of the Company which relate to periods prior to the Closing. Buyer shall cause the Company to retain such records for a period of five years following the Closing, after which time Buyer may permit the Company to destroy or otherwise dispose of such business records without Sellers’ consent. Notwithstanding the foregoing, if Buyer or the Company notifies Sellers in writing that it desires to dispose of such business records, Sellers shall have a period of sixty (60) days following its receipt of such notice to obtain possession thereof. If and to the extent Sellers do not elect to obtain such possession, Buyer or the Company shall be entitled to dispose of such business records as described in such notice.

7.  TAX COVENANTS

7.1  Sellers’ Liability. Sellers will be solely responsible for all Income Taxes imposed upon the Company with respect to Pre-Closing Periods, and, with respect to Straddle Periods, Income Taxes imposed upon the Company which are allocable, pursuant to Section 7.3, to the portion of such taxable year or period ending on the Closing Date, except to the extent, in either case that such Taxes are adequately reserved in the Closing Balance Sheet. Sellers shall receive the benefit of all Tax losses incurred by the Company with respect to Pre-Closing Periods and, with respect to Straddle Periods, the benefit of all Tax losses incurred by the Company which are allocable, pursuant to Section 7.3, to the portion of such taxable year or period ending on the Closing Date.

7.2  Buyer’s Liability. Buyer will be solely responsible for any and all Taxes of, or payable by, the Company which the Sellers are not responsible for pursuant to Section 7.1, including, in the case of Income Taxes with respect to a Straddle Period, the portion of such taxable year or period commencing after the Closing Date as determined pursuant to Section 7.3. Buyer shall receive the benefit of all Tax losses incurred by the Company to which Sellers are not entitled pursuant to Section 7.1, including, in the case of all Tax losses incurred by the Company with respect to a Straddle Period, the portion of such taxable year or period commencing after the Closing Date as determined pursuant to Section 7.3. In addition, Buyer will be solely responsible for any and all Taxes (other than Income Taxes described in Section 7.1 which shall remain the responsibility of the Sellers) applicable to, imposed on or arising out of the Contemplated Transactions.

7.3  Apportionment of Income Taxes. In order to apportion appropriately any Income Taxes relating to any taxable year or period that includes a Straddle Period, the parties will, to the extent permitted under applicable law, elect with the relevant Tax authority or agency to treat for all purposes the Closing Date as the last day of the taxable year or period of the Company. In the case of any Straddle Period, the portion of any Income Taxes that is allocable to the portion of the Straddle Period ending on the Closing Date will be deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income shall be taken into account, for an equitable sharing of such Income Taxes).

7.4  Preparation of Tax Returns.

(a)  Sellers will prepare and file (or cause to be prepared and filed) in a timely manner the Income Tax Returns required to be filed by the Company (after giving effect to any valid extensions of the due date for filing any such Income Tax Returns) for any Pre-Closing Periods. Sellers will timely pay (or cause to be timely paid) all Income Taxes shown as due and owing on all such Income Tax Returns.

(b)  Buyer will prepare and file (or cause to be prepared and filed) in a timely manner the Income Tax Returns of the Company for any Straddle Period; provided, however, that Buyer shall submit such Income Tax Returns to Sellers’ Agent with a proposed allocation of the Income Taxes in which Sellers are responsible pursuant to Section 7.1 with respect to such Straddle Period (the “Sellers’ Straddle Period Allocation”), for review and approval, at least 45 days prior to the filing date (after giving effect to any valid extensions). Buyer will be responsible to pay (or cause to be paid) all Income Taxes shown as due and owing by the Company on all such Income Tax Returns. Within 15 days after receipt of the Income Tax Returns relating to a Straddle Period, Sellers’ Agent shall deliver to Buyer written notice of any disagreement with respect to the Income Tax Returns or the calculation of the Sellers’ Straddle Period Allocation. Buyer and Sellers shall attempt to resolve any disputes with respect to such Income Tax Returns or calculations; provided that if they are unable to do so within 15 days after delivery of notice of the disagreement, such disputed items shall be submitted to the Independent Accountant for final determination, which determination shall be binding upon Buyer and Sellers. Sellers shall pay to Buyer on or before the date which is the later of three business days before the due date of the final Income Tax Return for the Straddle Period (after giving effect to any valid extensions), or five days after the final determination by the Independent Accountant, the amount of the Income Tax liability for the Straddle Period that Sellers are responsible for as determined in Section 7.1 and this Section 7.4(b). Except as otherwise provided in this Section 7.4, Buyer will also prepare and file, or cause to be prepared and filed, any and all other Tax Returns required to be filed by the Company. Buyer will be responsible to pay (or cause to be paid) all Taxes shown as due and owing by the Company on all such Tax Returns. All Tax Returns shall be prepared in a manner consistent with the past practices of the Company and Sellers, unless otherwise required by applicable law.

7.5  Other Covenants. Neither Buyer nor any Affiliate thereof shall amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Period or Straddle Period without the prior written consent of Sellers. Sellers shall be entitled to all refunds, if any, attributable to Taxes for any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date or attributable to Income Taxes listed in Section 7.1, and Buyer shall deliver such refunds to Sellers as promptly as possible upon receipt. Buyer shall, if Sellers so request and at Sellers’ expense, cause the Company to file for and use its reasonable best efforts to obtain and expedite any claim for (and any receipt of) refund to which Sellers are entitled to under this Section 7.5.

7.6  Contests.

(a)  Notice. Following the Closing, Buyer will immediately notify Sellers in writing of any proposed assessment or claim or the commencement of any audit or administrative or judicial or other Proceeding involving Taxes which, if determined adversely, could result in a liability to Sellers under this Agreement or which could cause an adjustment in the Tax liability of Sellers or their Affiliates. Following the Closing, Sellers will immediately notify Buyer in writing of any proposed assessment or claim or the commencement of any audit or administrative or judicial or other Proceeding involving Taxes which, if determined adversely, could affect the determination of Taxes to which the Company may be subject in or for Post-Closing Periods, but only to the extent that Sellers are notified thereof. In each case, such notice shall contain factual information to the extent known describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

(b)  Pre-Closing Period Contests. In the case of an audit or administrative or judicial or other Proceeding with respect to Taxes that relates to any Pre-Closing Period, Sellers will have the right at its own expense to control the conduct of such audit or Proceeding including settling or compromising the issue or matter. If Sellers elect to direct such audit or Proceeding, Sellers shall, within thirty (30) days following receipt of notice from Buyer of any such audit or Proceeding, notify Buyer of Sellers’ intent to do so, and Buyer shall cooperate and shall cause the Company to fully cooperate, at Sellers’ expense, in each phase of the audit or Proceeding. If Sellers elect not to direct such audit or Proceeding, Buyer or the Company, as applicable, may assume control of such audit or Proceeding (at Buyer’s expense); provided, however, in such case, Buyer shall provide Sellers with a timely and reasonably detailed account of each phase of the audit or Proceeding, and neither Buyer nor the Company may settle or compromise any asserted liability without the prior written consent of Sellers. In any event, Sellers may participate, at their own expense, in any audit or Proceeding related to any Pre-Closing Period, and Buyer may participate, at its own expense, in any audit or Proceeding related to any Taxes which could affect the determination of Taxes to which the Company may be subject in or for any Post-Closing Period.

(c)  Straddle Period Contests. In the case of any audit or administrative or judicial Proceeding that relates to any Tax for any Straddle Period, Sellers may elect to direct and control, through counsel of its own choosing, any audit or Proceeding. If Sellers elect to direct such audit or Proceeding, Sellers shall, within thirty (30) days following receipt of notice from Buyer of any such audit or Proceeding, notify Buyer of Sellers’ intent to do so, and Buyer shall cooperate and shall cause the Company to fully cooperate, at Sellers’ expense, in each phase of the audit or Proceeding. If Sellers elect not to direct such audit or Proceeding, Buyer or the Company, as applicable, may assume control of such audit or Proceeding (at Buyer’s expense); provided, however, in such case, Buyer shall provide Sellers with a timely and reasonably detailed account of each phase of the audit or Proceeding, and neither Buyer nor the Company may settle or compromise any asserted liability without the prior written consent of Sellers. In any event, Sellers may participate, at their own expense, in any audit or Proceeding related to a Straddle Period. Except as provided otherwise in this Section 7.6, Buyer will control, at its own expense, any and all audit, administrative and judicial Proceedings related to the Taxes of the Company.

7.7  Cooperation. Sellers and Buyer shall provide each other, at no charge, with such cooperation and information as either of them reasonably may request of the other (and Buyer shall cause the Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other Proceeding with respect to Taxes. Buyer and Sellers shall preserve and cause to be preserved all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

7.8  Payroll Tax. Buyer and Sellers shall, to the extent that the Company is disregarded for such purposes (with respect to employees of the Company) and to the extent possible, treat Buyer as a “successor employer” and Sellers as a “predecessor,” within the meaning of IRC Sections 3121(a)(1) and 3306(b)(1), for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act. Buyer and Sellers agree to take all reasonable actions so as to utilize the “Alternate Procedure” described in Section 5 of Revenue Procedure 2004-53 if applicable for wage reporting purposes. Each of Buyer and Sellers shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local, foreign or other laws.

7.9  Termination of Tax Sharing Agreements. All Tax sharing agreements, arrangements, policies and guidelines, whether formal or informal, express or implied, oral or written, to which the Company or Sellers are a party and all obligations of the Company thereunder shall be terminated with respect to the Company and applicable to all Post-Closing Periods, and on the Closing Date the Company shall have no further liability or obligations thereunder with respect to all Post-Closing Periods.

8.  GENERAL PROVISIONS

8.1  No Reliance on Other Information. Except for the representations and warranties contained in this Agreement, neither Sellers nor any Representative or Affiliate or other Person acting for any of them makes any other representation or warranty, express or implied, with respect to the Company, its assets, liabilities, business, financial condition or prospects, the Securities, any forecasts or projections provided to Buyer or the execution, delivery or performance by Sellers of this Agreement or with respect to the Contemplated Transactions, and Sellers hereby disclaim any such representation or warranty, whether oral or written, whether by Sellers or any of their Representatives or Affiliates or any other Person. Buyer acknowledges that none of the Sellers or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company not included in this Agreement or the Disclosure Letter, and neither Sellers nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information (including, without limitation, any brochures, offering memoranda or other publications distributed in connection with the sale of the Securities or in any presentation by the management of the Company and any estimates of anticipated performance of the Company).

8.2  Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will be responsible for the $500 landlord fee to consent to an assignment of the lease agreement between Mack-Cali Realty, L.P. and Dental Concepts LLC dated December 6, 1999, as amended by First Amendment to Lease Commencement Date Agreement dated May 18, 2003, as amended by Second Amendment to Lease dated March 28th, 2003.

8.3  Survival. Except as otherwise expressly provided herein, all of the representations, warranties, covenants and agreements of the parties hereto shall survive the execution and delivery of this Agreement and the Closing Date, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any other party. The representations and warranties contained in Sections 3.13 (Taxes) and 3.15 (Employee Benefits) shall survive for the period of the applicable statute of limitations (with extensions granted by, or with the consent of, Sellers) with respect to the matters addressed in such sections; and all other representations and warranties shall expire eighteen (18) months following the Closing Date (collectively, the “Survival Period”). The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

8.4  Public Announcements. Any press release with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines.

8.5  Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received or refused by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Sellers or Sellers’ Agent:

Hamilton Investment Partners

375 Park Ave., Ste. 3407

New York, New York 10152

Attention: Doug Hamilton, Managing Partner

Facsimile No.: 646-285-0347

If to Buyer:

Prestige Brands Holdings, Inc.

90 North Broadway

Irvington, New York 10533

Attention: Peter C. Mann

Facsimile No.: 914-524-6802

with a copy to:

Prestige Brands Holdings, Inc.

90 North Broadway

Irvington, New York 10533

Attention: Charles N. Jolly

Facsimile No.: 914-524-6812

8.6  Jurisdiction; Service of Process. Any action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or Proceeding and waives any objection to venue laid therein. Process in any action or Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

8.7  Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

8.8  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred so in this Agreement.

8.9  Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated September 14, 2005) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

8.10  Disclosure Letter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter, the statements in the Disclosure Letter will control.

8.11  Assignments, Successors and Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties (in the case of Buyer, this agreement may not be assigned by Buyer without the prior written consent of Sellers’ Agent), except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, provided that Buyer shall remain liable for all of its obligations pursuant to this Agreement notwithstanding any such assignment. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as otherwise provided for in this Agreement, (a) nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and (b) this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. Anything to the contrary herein notwithstanding, Sellers hereby acknowledge and consent to any collateral assignment of Buyer’s rights and interest under this Agreement and any Transaction Documents to Buyer’s secured lenders.

8.12  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.13  Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. All references to the directors of the Company or Sellers shall be deemed also to be references to the managers of the Company or Sellers, as applicable.

8.14  Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.15  Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

8.16  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER

PRESTIGE BRANDS HOLDINGS, INC.

By: /s/ Peter C. Mann
Name: Peter C. Mann
Title: CEO

COMPANY DENTAL CONCEPTS, LLC

By: /s/ Michael Lesser
Name: Michael Lesser
Title: CEO

SELLERS

/s/ Michael Lesser
MICHAEL LESSER

/s/ Richard Gaccione
RICHARD GACCIONE

/s/ Gordon Wade
COMBINED CONSULTANTS DBPT
GORDON WADE

/s/ Douglas A.P. Hamilton
DOUGLAS A.P. HAMILTON

/s/ George O'Neill
GEORGE O’NEILL

/s/ Abby O'Neill
ABBY O’NEILL

/s/ Michael Porter
MICHAEL PORTER

/s/ Marc Cole
MARC COLE

ISLANDIA LP

By: /s/ Islandia LP

EXHIBITS AND SCHEDULES OMITTED